ARTICLES OF INCORPORATION ("TEIKAN") OF E&F CO., LTD.

Chapter 1 General Provisions

Article 1 (Corporate Name)

The name of the corporation is E&F CO., LTD. (the "Corporation").

Article 2 (Purposes)

The purposes of the Corporation are as follows:

1. Consulting
2. Staffing service
3. Selling of goods
4. Developing, selling, trading and leasing of computer software, hardware and equipment
5. Any businesses incidental or relating to any of the preceding items

Article 3 (Head Office)

The Corporation makes its head office in Suita-city, Osaka, Japan.

Article 4 (Public Notice)

Public notice shall be given by way of publication in the Official Gazette.

Chapter 2 Stock

Article 5 (Authorized Number of shares)

The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000).

Article 6 (Certificates)

The Corporation shall not issue the stock certificates.

Article 7 (Restricted Shares)

In case of transfer of shares of the Corporation, the acceptance by the Corporation shall be required.

Article 8 (Request of Shareholders' Record)

1) If a shareholder requests to add his/her record to the shareholders' list of the Corporation, shareholder recorded in the shareholders' list and his/her successor shall sign or stump the prescribed document and request to the Corporation jointly.

2) Notwithstanding the provisions of the preceding paragraph, if there are the matters specified by Ordinance of the Ministry of Justice, new shareholder may request independently.

Article 9 (Registration of Pledge or Trust Property)

If a pledgee requests to register his/her pledge or trust property, he/she shall sign or stump the prescribed document and request to the Corporation. The same shall apply to the removal of its registration in the preceding.

Article 10 (Application fees)

In case of the application prescribed in the preceding 2 paragraphs, prescribed fees shall be

paid.

Article 11 (Record Date)

1) The Corporation shall determine the shareholders entitled to vote at annual meeting ("Record Shareholders") to be shareholders as of its fiscal year end. However, if any right of Record Shareholders is not prejudice, the Corporation may determine Record Shareholders who acquire the Corporation's stock after the record date through issuance, merger, share exchange, company split and so on.

2) When the Corporation is required to determine the entitled shareholders, the Corporation may determine the record date by the consent of majority of the board of directors. In this case, the Corporation shall give the public notice no later than two weeks before the record date.

Article 12 (Registration of Shareholders' Information)

The shareholders of the Corporation, pledgees and legal representatives shall register their name, address and stump to the Corporation by the prescribed document. The same shall apply to cases of change of registered items.

Chapter 3 Meeting of Shareholders

Article 13 (Convening)

1) The annual meeting of the shareholders shall be convened and held not later than three months after its fiscal year end. Special meetings shall be convened as required.

2) In case of convening of the shareholders meeting, the Corporation shall send the entitled shareholders the notice of the shareholders meeting no less than one week before the meeting.

Article 14 (Chairman)

The President shall preside at all meetings of shareholders. If the President is unavailable, another director shall preside in order prescribed beforehand.

Article 15 (Voting)

1) The affirmative vote of the holders of a majority of the shares represented in person or by proxy shall be the act of the shareholders unless otherwise provided for in laws and regulations.

2) With respect to the resolution of Article 309, paragraph (2) of Japanese Companies Act, the shareholders of one-third (1/3) of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum and the affirmative vote of the shareholders of two-thirds (2/3) of the shares represented in person or by proxy shall be the act of the shareholders.

Article 16 (Proxy Voting)

Shareholder or their legal representative may appoint a shareholder who has voting right or their relative as their proxy. In this case, Shareholder or their legal representative shall provide a document certifying such proxy at each meeting.

Chapter 4 Directors and Representative Director

Article 17 (Number)

The number of directors shall be two or fewer members.

Article 18 (Elections)

1) Directors shall be elected at the meeting of the shareholders which not less than one-third (1/3) of the shareholders entitled to vote at the meeting are present by affirmative vote of the holders of majority of the shares.

2) The method of election of the Directors shall not be cumulative voting.

Article 19 (Term of Office)

1) Directors shall hold their office until the annual meeting ten years later from their appointment.

2) The term of office of Directors for filling a vacancy shall be the same as their predecessors' remaining term. The term of office of Directors for increasing in number shall be the same as other Directors' remaining term.

Article 20 (Representative Director or President)

1) If the number of Directors is more than one, the Corporation shall determine one Representative Director by approval of the Board of Directors.

2) Representative Directors shall be President and represent the Corporation.

3) President shall have general and active management of the business and affairs of the Corporation.

Article 21 (Compensation)

Compensation of Directors shall be determined by resolution of shareholders' meeting,

Chapter 5 Calculation

Article 22 (Fiscal Year)

The fiscal year of the Corporation shall be from November 1 to September 30.

Article 23 (Dividends of Surplus)

Dividends of surplus shall be paid to the shareholders or pledgees registered in the shareholders' list as of its fiscal year end.

Article 24 (Exemption of Payment of Dividends of Surplus)

If dividends of surplus are not received for three years from date of payment, the Corporation shall be exempted from obligation of payment.

Chapter 6 Supplementary Provisions

Article 25 (Minimum Capital)

The minimum amount of capital for incorporation of the Corporation shall be five handred thousand (500,000) JPY.

Article 26 (First Fiscal Year)

The first fiscal year end of the Corporation shall be September 30, 2016.

Article 27 (Incorporator)

The name, address and number of the capital stock at incorporation of the incorporator of the Corporation is:

omoo Yoshida

2547-21, Fuke, Misakicho, Sennan-gun, Osaka, Japan

Ten (10) shares

Article 28 (Matters not Prescribed)

All the matters which are not prescribed in this Articles of Incorporation shall be regulated by Japanese Companies Act or laws and regulations.

Dated this 18th day of January 2016

Incorporator Tomoo Yoshida

I hereby certify that the above translation is true and accurate to the best of my knowledge.

Tomoo Yoshida, Sole Director